Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230128

Prospectus Supplement

(To Prospectus dated March 12, 2019)

Up to $50,000,000

Common Stock

We have entered into an equity distribution agreement (the “Equity Distribution Agreement”) with Piper Jaffray & Co. (“Piper Jaffray”) as our sales agent, relating to shares of our common stock, par value $0.001 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Equity Distribution Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $50.0 million from time to time through Piper Jaffray.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ZYXI.” On October 25, 2019, the last reported sale price of our common stock was $9.88 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be in negotiated transactions or transactions that are deemed “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on Nasdaq or sales made to or through a market maker other than on an exchange. Piper Jaffray is not required to sell any specific number or dollar amount of our common stock, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Piper Jaffray and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Piper Jaffray for sales of common stock sold pursuant to the Equity Distribution Agreement will be 3.0% of the gross proceeds of any shares of common stock sold thereunder. In connection with the sale of the common stock on our behalf, Piper Jaffray will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Piper Jaffray will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Piper Jaffray with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The net proceeds we receive from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement.

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An investment in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 5 of the accompanying prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Piper Jaffray

The date of this prospectus supplement is October 29, 2019.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein. You should read this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, before deciding to invest in our common stock.

You should rely only on the information that we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Piper Jaffray has not, authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement or accompanying prospectus is delivered, or securities are sold, on a later date.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to the terms “Zynex,” “Company,” “we,” “our,” and “us” or similar references refer to Zynex, Inc., a Nevada corporation, and our consolidated subsidiaries.

This prospectus supplement contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms apart, and you may obtain copies of those documents as described in this prospectus supplement under the heading “Where You Can Find More Information.”

S-1

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and the accompanying prospectus.

You should read this prospectus supplement, the accompanying prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus supplement is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement. Because the risk factors referred to above, as well as the risk factors referred to on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus, and incorporated herein and therein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as may be required under applicable securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus supplement and the accompanying prospectus, and particularly our forward-looking statements, by these cautionary statements.

S-2

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and the related notes and the other documents incorporated by reference herein and therein.

Business Overview

Corporate Background

Thomas Sandgaard founded two medical device companies, Dan Med Inc. (“DMI”) in October 1996 and Stroke Recovery Systems Inc. (“SRSI”) in February 1998, both Colorado corporations. DMI was merged into SRSI in October 2003 and renamed Zynex Medical Inc. On December 3, 2003, Fox River Holdings Inc., a publicly traded company incorporated in Nevada, changed its name to Zynex Medical Holdings Inc. and subsequently completed the acquisition of Zynex Medical Inc. on February 11, 2004. Fox River Holdings Inc. was originally founded on December 26, 1991 under the name Life Medical Technologies and between 1995 and 2003, changed its corporate name and business several times, as is further detailed in the Company's December 31, 2004 10-KSB filed with the SEC on April 15, 2005.On June 30, 2008, Zynex Medical Holdings, Inc. changed its name to Zynex, Inc.

The Company is the parent company of, and conducts business within six subsidiaries: Zynex Medical, Inc. (“ZMI”), a Colorado corporation, Zynex Neurodiagnostics, Inc.(“ZND”), a Colorado corporation, Zynex Monitoring Solutions, Inc. (“ZMS”), a Colorado corporation, Zynex Billing and Consulting, LLC (“ZBC”), a Colorado limited liability company, Zynex Europe (Zynex Europe ApS) (“ZEU”), a Danish corporation, and Pharmazy, Inc. (“Pharmazy”), which was incorporated under the laws of Colorado in June 2015 as a wholly-owned subsidiary of ZMI.

Overview

We operate in one primary business segment, Electrotherapy and Pain Management Products. The Company’s primary subsidiary is ZMI through which the Company conducts most of its operations. One other subsidiary, ZEU, generated minimal revenues during the years ended December 31, 2018 and 2017 from international sales and marketing. ZMS has developed a blood volume monitoring device which is in the process of approval by the Food and Drug Administration (“FDA”) in the United States of America and European Union (“EU”) Certificate European (“CE”), Marking. CE Marking is a certification that a product meets the standards established by the 28 nations of the EU and qualifies for sale in the EU and 4-nation European Free Trade Association. As a result, ZMS has achieved no revenues to date. Our inactive subsidiaries include ZND, ZBC, and Pharmazy. The Company’s compounding pharmacy operated as a division of ZMI dba as Pharmazy through January 2016.

Zynex Medical, Inc. (ZMI):

ZMI designs, manufactures and markets medical devices designed to treat chronic and acute pain, as well as activate and exercise muscles for rehabilitative purposes with electrical stimulation. ZMI devices are intended for pain management to reduce reliance on medications and are designed to provide rehabilitation and increased mobility through the utilization of non-invasive muscle stimulation, electromyography technology, interferential current (“IFC”), neuromuscular electrical stimulation (“NMES”) and transcutaneous electrical nerve stimulation (“TENS”). All our medical devices are intended to be patient friendly and designed for home use. The ZMI devices are small, portable, battery operated and include an electrical pulse generator which is connected to the body via electrodes. The products are cost effective when compared to traditional physical therapy, and often result in better mobility, less pain and increased potential for a patient to return to work earlier than with traditional therapies alone. All of our medical devices are marketed in the U.S. and follow FDA regulations and approval.  Our products require a physician’s prescription before they can be dispensed in the U.S. We consider the physician’s prescription as an “order”, and it is on this basis that we provide the product to the patient and either bill the patient directly or the patient’s private or government insurer for payment. ZMI’s primary product is the NexWave® device.  The NexWave is marketed to physicians and therapists by our field sales representatives.   The NexWave requires consumable supplies, such as electrodes and batteries, which are shipped to patients on a recurring monthly basis, as needed.

S-3

ZMI also designs, manufactures and markets the NeuroMove product. The NeuroMove contains electromyography and electric stimulation technology that is primarily used for stroke, spinal cord and traumatic brain injury rehabilitation (“SCI”), by reaching parts of the brain to re-connect with muscles, also known as neuroplasticity.  The NeuroMove product is primarily marketed to medical clinics. Zynex did not have material sales of this product in 2017 or 2018 or for the three and nine months ended September 30, 2019.

Zynex Monitoring Solutions (ZMS):

ZMS was formed in 2011 to develop and market medical devices for non-invasive cardiac monitoring. The blood volume monitor is a non-invasive medical device for monitoring central blood volume that would be used in operating and recovery rooms to detect blood loss during surgery and internal bleeding during recovery. This device has been subjected to multiple clinical studies, which are being utilized for collecting data to further validate the algorithm used to determine changes in central blood volume, and there are plans to conduct future, additional clinical studies. We have submitted a 510(k) application to the FDA and are responding to their questions. There is no guarantee when or if the product will be cleared for marketing by the FDA. Concurrent to our FDA application, we are pursuing EU CE Marking.

The blood volume monitor has been tested in several International Review Board approved studies and was used in several blood donation settings where hundreds of subjects have donated half a liter of blood with strong correlation to the index on the device. We have built a number of commercial devices in pilot-production and continue to refine the algorithms for the Blood Volume Index. In the fourth quarter of 2018, a U.S. utility patent was obtained for this unique application, and we believe this product could serve a currently unmet need in the market for safer surgeries and safer monitoring of patients during recovery. ZMS did not produce any revenue for the years ending December 31, 2018 and 2017 or for the three and nine months ended September 30, 2019.

Zynex International (Zynex Europe) (ZEU):

ZEU was formed in 2012 to further progress our international expansion. ZEU is currently conducting business and focused on sales and marketing our products within the international marketplace, upon receipt of necessary regulatory approvals. ZEU did not produce significant revenue for the years ended December 31, 2018 and 2017 or for the three and nine months ended September 30, 2019.

Corporate Information

Our principal executive offices are located at 9555 Maroon Circle, Englewood, CO 80112. Our telephone number is (303) 703-4906. Our corporate website is www.zynex.com. Information contained in or accessible through our website is not part of this prospectus supplement, other than the documents that we file with the SEC that are expressly incorporated by reference into this prospectus supplement, and you should not consider information contained on our website to be a part of this prospectus supplement or in deciding whether to purchase our securities. References in this prospectus supplement to our website are to inactive textual references only.

S-4

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the common stock offered hereby, see the “Description of Common Stock” section of the accompanying prospectus.

Issuer	Zynex, Inc.

Common stock offered by us in this Offering	Shares of our common stock having an aggregate offering price of up to $50,000,000.

Common stock to be outstanding after this offering

Up to $50,000,000 of common stock, assuming sales of 5,060,728 shares of our common stock in this offering at an assumed offering price of $9.88 per share, which was the last reported sale price of our common stock on Nasdaq on October 25, 2019. The actual number of shares issued will depend upon the extent to which we determine to issue shares in this offering and the sales prices at which we sell stock.

Plan of distribution	“At the market offering” that may be made from time to time through our sales agent, Piper Jaffray. See “Plan of Distribution.”

Use of proceeds	We intend to use the net proceeds, if any, from this offering for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors

See “Risk Factors” beginning on page S-6 of this prospectus supplement, page 5 of the accompanying prospectus and other information incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol	“ZYXI.”

Transfer agent and registrar	Colonial Stock Transfer Co., Inc.

S-5

RISK FACTORS

Our business is influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition. Before making an investment decision in our securities, you should carefully consider the specific factors set forth below and those discussed under the caption “Risk Factors” in the accompanying prospectus and in our periodic reports filed with the SEC that are incorporated by reference herein and therein (including the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019) together with all of the other information appearing in this prospectus supplement, in the accompanying prospectus or incorporated by reference herein or therein in light of your particular investment objectives and financial circumstances. Additional risks and uncertainties not currently known to us or those currently viewed by us to be immaterial may also materially and adversely affect us.

Risks Relating to this Offering and our Common Stock

Our share price has been and may continue to be volatile and could decline substantially.

The market price of our common stock has been and may continue to be volatile. Many factors may cause the market price for our common stock to decline, including but not limited to:

●	shortfalls in revenues, cash flows or continued losses from operations;

●	delays in development or roll-out of any of our products;

●	announcements by one or more competitors of new product acquisitions or technological innovations; and

●	unfavorable outcomes from litigation.

In addition, the stock market experiences extreme fluctuations in price and volume that particularly affect the market price of shares of companies such as ours. These price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts, and our stock price could decline as a result. Declines in our stock price for any reason, as well as broad-based market fluctuations or fluctuations related to our financial results or other developments, may adversely affect your ability to sell your shares at a price equal to or above the price at which you purchased them. Decreases in the price of our common stock may also lead to de-listing of our common stock from Nasdaq.

In addition, future sales by existing stockholders, warrant holders receiving shares upon the exercise of warrants, or any new stockholders receiving our shares in any financing transaction may lower the price of our common stock, which could result in losses to our stockholders. Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We currently intend to use the net proceeds, if any, from this offering for working capital and general corporate purposes, as further described in the section of this prospectus supplement entitled “Use of Proceeds.” Accordingly, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, financial results, operating results and/or cash flow and could cause the price of our common stock to decline.

S-6

You may experience immediate and substantial dilution in the net tangible book value per share of the common stock that you purchase.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 5,060,728 shares of our common stock are sold during the term of the Equity Distribution Agreement with Piper Jaffray at an assumed offering price of $9.88 per share, the last reported sale price of our common stock on Nasdaq on October 25, 2019, for aggregate gross proceeds of approximately $50.0 million, after deducting commissions and estimated aggregate offering expenses payable by us, you would experience immediate dilution of $8.17 per share, representing the difference between the assumed offering price and our as adjusted net tangible book value per share as of September 30, 2019 after giving effect to this offering. The exercise of outstanding stock options and vesting of other stock awards may result in further dilution of your investment. See the section entitled “Dilution” appearing elsewhere in this prospectus supplement for a more detailed illustration of the dilution you would incur if you participate in this offering.

The actual number of shares we will issue under the Equity Distribution Agreement with Piper Jaffray, at any one time or in total, is uncertain.

Subject to certain limitations in the Equity Distribution Agreement with Piper Jaffray and compliance with applicable law, we have the discretion to deliver placement notices to Piper Jaffray at any time throughout the term of the Equity Distribution Agreement. The number of shares that are sold by Piper Jaffray after delivering a placement notice will fluctuate based on the market price of the common stock during the sales period and limits we set with Piper Jaffray at such time.

Additional financing or future equity issuances may result in future dilution to our stockholders.

We expect that we will need to raise additional funds in the future to finance internal growth, to make acquisitions and for other reasons. Any required additional financing may not be available on terms acceptable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest and the newly issued securities may have rights senior to those of the holders of our common stock. The price per share at which we sell additional securities in future transactions may be higher or lower than the price per share in this offering. Alternatively, if we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operational flexibility and would also require us to fund additional interest expense. If adequate additional financing is not available when required or is not available on acceptable terms, we may be unable to successfully execute our business plan.

Because we do not intend to pay future dividends on our common stock, our stockholders will benefit from an investment in our stock only if it appreciates in value.

In 2018, our Board of Directors declared a special one-time dividend of $0.07 per share of common stock which was paid in January 2019. The decision to pay dividends in the future will depend on general business conditions, the impact of such payment on our financial condition and other factors our Board of Directors may consider to be relevant.   If we elect to pay future dividends on shares of our common stock, this could reduce our cash reserves to levels that may be inadequate to fund expansions to our business plan or unanticipated contingent liabilities. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying any additional cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our Board of Directors and will depend on factors our Board of Directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of any of our financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our common stock. There is no guarantee that our stock will appreciate in value.

If securities and/or industry analysts fail to continue publishing research about our business, if they change their recommendations adversely or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. In addition, it is likely that in some future period our operating results will be below the expectations of securities analysts or investors. If one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

S-7

USE OF PROCEEDS

We may issue and sell shares of our common stock having aggregate gross proceeds of up to $50,000,000 from time to time under this prospectus supplement and the accompanying prospectus. Because there is no minimum offering amount required as a condition to close this offering, the actual total offering amount, commissions and proceeds to us, if any, are not determinable at this time. The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the Equity Distribution Agreement with Piper Jaffray as a source of financing.

We currently intend to use the net proceeds, if any, from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we evaluate acquisition opportunities and engage in related discussions with other companies from time to time. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds, if any, from this offering. Accordingly, we will retain broad discretion over the use of any such proceeds. Pending the use of the net proceeds, if any, from this offering as described above, we may invest the net proceeds in investment-grade, interest-bearing instruments.

S-8

DIVIDEND POLICY

Our Board of Directors declared a one-time special cash dividend of $0.07 per share of common stock during the fourth quarter of 2018 which was payable in January 2019. There can be no guarantee that we will continue to pay dividends in the future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board of Directors deems relevant.

S-9

DILUTION

Our net tangible book value of our common stock as of September 30, 2019 was approximately $16.4 million, or approximately $0.50 per share, based upon 32,533,597 shares outstanding as of such date. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding as of September 30, 2019. After giving effect to the sale of our common stock during the term of the Equity Distribution Agreement with Piper Jaffray in the aggregate amount of $50.0 million at an assumed offering price of $9.88 per share, the last reported sale price of our common stock on Nasdaq on October 25, 2019, and after deducting commissions and estimated aggregate offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2019 would have been approximately $64.8 million, or approximately $1.71 per share of common stock. This represents an immediate increase in net tangible book value of $1.21 per share to our existing stockholders and an immediate dilution in net tangible book value of $8.17 per share to new investors. The following table illustrates this calculation on a per share basis:

Assumed public offering price per share		$9.88
Net tangible book value per share as of September 30, 2019	$0.50
Increase in net tangible book value per share attributable to this offering	$1.21
As adjusted net tangible book value per share after this offering		$1.71

Dilution per share to new investors in this offering		$8.17

The shares pursuant to the Equity Distribution Agreement with Piper Jaffray are being sold from time to time at various prices. An increase of $1.00 per share in the price at which the shares are sold from the assumed offering price of $9.88 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million during the term of the Equity Distribution Agreement with Piper Jaffray is sold at that price, would increase our as adjusted net tangible book value per share after the offering to $1.74 per share and would increase the dilution in net tangible book value per share to new investors in this offering to $9.14 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $1.00 per share in the price at which the shares are sold from the assumed offering price of $9.88 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50.0 million during the term of the Equity Distribution Agreement with Piper Jaffray is sold at that price, would decrease our as adjusted net tangible book value per share after the offering to $1.70 per share and would decrease the dilution in net tangible book value per share to new investors in this offering to $7.18 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This as adjusted information is supplied for illustrative purposes only and will adjust based on the actual price to the public, the actual number of shares offered and sold, and other terms of the offering determined at the time shares of our common stock are sold pursuant to this prospectus supplement and the accompanying prospectus.

The number of shares of our common stock to be outstanding after this offering is based on 32,533,597 shares of our common stock outstanding as of September 30, 2019 and excludes:

•	2,126,663 shares of our common stock issuable upon exercise of outstanding stock options under our equity incentive plans at a weighted average exercise price of $2.12 per share with 3,680,990 shares remaining available for future grant under such plans; and

•	100,000 shares of our common stock issuable upon exercise of warrants with a weighted average exercise price of $2.42 per share.

Our option holders and warrant holders may exercise the above-referenced options and warrants in the future or we may make future grants under the above-referenced plans. In addition, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants are exercised, new options or shares of our common stock are issued under the above-referenced plans, or we issue additional shares of our common stock or other equity securities in the future, there will be further dilution to investors purchasing in this offering.

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PLAN OF DISTRIBUTION

We have entered into an Equity Distribution Agreement with Piper Jaffray as our sales agent under which we may offer and sell shares of our common stock having an aggregate gross offering price of up to $50.0 million from time to time. Piper Jaffray will use commercially reasonable efforts to sell on our behalf all of the shares of our common stock requested to be sold by us, consistent with its normal trading and sales practices, under the terms and subject to the conditions set forth in the Equity Distribution Agreement. We may instruct Piper Jaffray not to sell our common stock if the sales cannot be effected at or above the price designated by us in any instruction. We or Piper Jaffray may suspend the offering of our common stock upon proper notice and subject to other conditions, as further described in the Equity Distribution Agreement. A copy of the Equity Distribution Agreement has been filed as an exhibit to a Current Report on Form 8-K filed with the SEC on the date of this prospectus supplement and is incorporated by reference into the registration statement of which this prospectus supplement is a part.

Piper Jaffray will provide written confirmation to us following the close of trading on Nasdaq each day in which our common stock is sold under the Equity Distribution Agreement. Each such confirmation will include the number of shares of common stock sold on such day and the net proceeds to us in connection with the sales of common stock.

We will pay Piper Jaffray commissions for its services in acting as agent and/or principal in the sale of common stock. Piper Jaffray will be entitled to compensation of 3.0% of the gross sales price of all common stock sold through it as agent under the Equity Distribution Agreement. We estimate that the total expenses for the offering, excluding compensation payable to Piper Jaffray under the terms of the Equity Distribution Agreement, will be approximately $100,000. We have also agreed to reimburse Piper Jaffray for the out-of-pocket reasonable fees and disbursements of its legal counsel and for FINRA related expenses, in an amount not to exceed $50,000.

Settlement for sales of common stock will occur on the second business day following the date on which any sales are made, or on some other date that is agreed upon by us and Piper Jaffray in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will report at least quarterly the number of shares of common stock sold through Piper Jaffray, as sales agent, under the Equity Distribution Agreement, the net proceeds to us and the compensation paid by us to Piper Jaffray in connection with the sales of common stock.

Piper Jaffray and its affiliates have provided, and may in the future provide, various investment banking, commercial banking, fiduciary and advisory services for us from time to time for which they may receive customary fees and expenses. Piper Jaffray and its affiliates may, from time to time, engage in other transactions with and perform services for us in the ordinary course of their business.

In connection with the sale of the common stock on our behalf, Piper Jaffray may, and will with respect to sales effected in an “at-the-market” equity offering, be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Piper Jaffray may be deemed to be underwriting commissions or discounts. We have agreed to indemnify Piper Jaffray against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that Piper Jaffray may be required to make because of those liabilities.

The offering of shares of our common stock pursuant to the Equity Distribution Agreement will terminate upon the earlier of (1) the sale of all common stock subject to the Equity Distribution Agreement or (2) termination of the Equity Distribution Agreement. The Equity Distribution Agreement may be terminated by Piper Jaffray or us at any time by giving advance written notice to the other party, and by Piper Jaffray at any time in certain circumstances, including any suspension or limitation on the trading of our common stock on Nasdaq, as further described in the Equity Distribution Agreement.

S-11

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Piper Jaffray is being represented in connection with this offering by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated balance sheet of Zynex, Inc. as of December 31, 2018 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, have been audited by Plante & Moran PLLC, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. The consolidated balance sheet of Zynex, Inc. as of December 31, 2017 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, have been audited by EKS&H LLLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of each firm given upon their respective authority as experts in accounting and auditing.

S-12

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities that we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front page of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the securities offered hereby.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including Zynex, Inc. The address of the SEC website is www.sec.gov.

We also maintain a web site at www.zynex.com, through which you can access our SEC filings. The information contained in or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

S-13

INCORPORATION OF INFORMATION BY REFERENCE

This prospectus supplement is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus supplement the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus supplement:

·	our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 26, 2019;

·	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on April 30, 2019, for the quarter ended June 30, 2019 filed with the SEC on July 31, 2019 and for the quarter ended September 30, 2019 filed with the SEC on October 29, 2019;

·	our Current Reports on Form 8-K filed with the SEC on each of February 7, 2019, March 8, 2019, March 12, 2019, May 3, 2019, July 23, 2019, August 13, 2019 and October 29, 2019;

·	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 7, 2019, including any amendment or report filed for the purpose of updating such description; and

·	all reports and other documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering.

We also incorporate by reference all documents (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or any subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement.

The information about us contained in this prospectus supplement and the accompanying prospectus should be read together with the information in the documents incorporated by reference herein and therein. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at 9555 Maroon Circle, Englewood, CO 80112, phone number 303-703-4906.

Except as expressly provided above, no other information, including none of the information contained in or accessible through our website, is incorporated by reference into this prospectus supplement.

S-14

PROSPECTUS

$100,000,000

Zynex, Inc.

Common Stock

Preferred Stock

Warrants

Units

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an aggregate initial offering price of up to $100,000,000. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “ZYXI.” On March 6, 2019, the last reported sales price for our common stock was $4.43 per share. We will apply to list any shares of common stock sold by us under this prospectus and any prospectus supplement on the NASDAQ Capital Market. The prospectus supplement will contain information, where applicable, as to any other listing of the securities on the NASDAQ Capital Market or any other securities market or exchange covered by the prospectus supplement.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 5, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

This prospectus is dated March 12, 2019

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $100,000,000. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

Unless the context otherwise requires, references to “we,” “our,” “us,” “Zynex” or the “Company” in this prospectus mean Zynex, Inc., a Nevada corporation, on a consolidated basis with its wholly-owned subsidiaries, as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents and information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.

All statements in this prospectus and the documents and information incorporated by reference in this prospectus that are not historical facts are forward-looking statements. We may, in some cases, use terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions or the negative of such items that convey uncertainty of future events or outcomes to identify forward-looking statements.

Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

ABOUT ZYNEX, INC.

Corporate Background

Thomas Sandgaard founded two medical device companies, Dan Med Inc. (“DMI”) in October 1996 and Stroke Recovery Systems Inc. (“SRSI”) in February 1998, both Colorado corporations. DMI was merged into SRSI in October 2003 and renamed Zynex Medical Inc. On December 3, 2003 Fox River Holdings Inc. a publicly traded company incorporated in Nevada changed its name to Zynex Medical Holdings Inc. and subsequently completed the acquisition of Zynex Medical Inc. on February 11, 2004. Fox River Holdings Inc. was original founded on December 26, 1991 under the name Life Medical Technologies and between 1995 and 2003, changed its corporate name and business several times, as is further detailed in the Company's December 31, 2004 10-KSB filed on April 15, 2005.On June 30, 2008, Zynex Medical Holdings, Inc. changed its name to Zynex, Inc.

The Company is the parent company of, and conducts business within six subsidiaries: Zynex Medical, Inc. (“ZMI”), a Colorado corporation, Zynex Neurodiagnostics, Inc. (“ZND”), a Colorado corporation, Zynex Monitoring Solutions, Inc. (“ZMS”), a Colorado corporation, Zynex Billing and Consulting, LLC (“ZBC”), a Colorado limited liability company, Zynex Europe (Zynex Europe ApS) (“ZEU”), a Danish corporation, and Pharmazy, Inc. (“Pharmazy”), which was incorporated under the laws of Colorado in June 2015 as a wholly-owned subsidiary of ZMI.

Our principal executive offices are located at 9555 Maroon Circle, Englewood, CO 80112 and our telephone number is (303) 703-4906. Our web site address is www.zynex.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

Overview

We operate in one primary business segment, Electrotherapy and Pain Management Products. The Company’s primary subsidiary is ZMI through which the Company conducts most of its operations. One other subsidiary, ZEU, generated minimal revenues during the years ended December 31, 2018 and 2017 from international sales and marketing. ZMS has developed a blood volume monitoring device which is in the process of approval by the Food and Drug Administration (“FDA”) in the United States of America and European Union (“EU”) Certificate European (“CE”) Marking. CE Marking is a certification that a product meets the standards established by the 28 nations of the EU and qualifies for sale in the EU and 4-nation European Free Trade Association. As a result, ZMS has achieved no revenues to date. Our inactive subsidiaries include ZND, ZBC, and Pharmazy. The Company’s compounding pharmacy operated as a division of ZMI dba as Pharmazy through January 2016.

Zynex Medical, Inc. (ZMI): ZMI designs, manufactures and markets medical devices designed to treat chronic and acute pain, as well as activate and exercise muscles for rehabilitative purposes with electrical stimulation. ZMI devices are intended for pain management to reduce reliance on medications and are designed to provide rehabilitation and increased mobility through the utilization of non-invasive muscle stimulation, electromyography technology, interferential current (“IFC”), neuromuscular electrical stimulation (“NMES”) and transcutaneous electrical nerve stimulation (“TENS”). All our medical devices are intended to be patient friendly and designed for home use. The ZMI devices are small, portable, battery operated and include an electrical pulse generator which is connected to the body via electrodes. The products are cost effective when compared to traditional physical therapy, and often result in better mobility, less pain and increased potential for a patient to return to work earlier than with traditional therapies alone. All of our medical devices are marketed in the U.S. and follow FDA regulations and approval.  Our products require a physician’s prescription before they can be dispensed in the U.S. We consider the physician’s prescription as an “order”, and it is on this basis that we provide the product to the patient and either bill the patient directly or the patient’s private or government insurer for payment. ZMI’s primary product is the NexWave® device.  The NexWave is marketed to physicians and therapists by our field sales representatives.   The NexWave requires consumable supplies, such as electrodes and batteries, which are shipped to patients on a recurring monthly basis, as needed.

ZMI also designs, manufactures and markets the NeuroMove product. The NeuroMove contains electromyography and electric stimulation technology that is primarily used for stroke, spinal cord and traumatic brain injury rehabilitation (“SCI”), by reaching parts of the brain to re-connect with muscles, also known as neuroplasticity.  The NeuroMove product is primarily marketed to medical clinics. Zynex did not have material sales of this product in 2017 or 2018.

Zynex Monitoring Solutions (ZMS):

ZMS was formed in 2011 to develop and market medical devices for non-invasive cardiac monitoring. The blood volume monitor is a non-invasive medical device for monitoring central blood volume that would be used in operating and recovery rooms to detect blood loss during surgery and internal bleeding during recovery. This device has been subjected to multiple clinical studies, which are being utilized for collecting data to further validate the algorithm used to determine changes in central blood volume, and there are plans to conduct future, additional clinical studies. We have submitted a 510(k) application to the FDA and are responding to their questions. There is no guarantee when or if the product will be cleared for marketing by the FDA. Concurrent to our FDA application, we are pursuing EU CE Marking.

The blood volume monitor has been tested in several International Review Board approved studies and was used in several blood donation settings where hundreds of subjects have donated half a liter of blood with strong correlation to the index on the device. We have built a number of commercial devices in pilot-production and continue to refine the algorithms for the Blood Volume Index. In the fourth quarter of 2018 a U.S. utility patent was obtained for this unique application, and we believe this product could serve a currently unmet need in the market for safer surgeries and safer monitoring of patients during recovery. ZMS did not produce any revenue for the years ending December, 31, 2018 and 2017.

Zynex International (Zynex Europe) (ZEU):

ZEU was formed in 2012 to further progress our international expansion. ZEU is currently conducting business and focused on sales and marketing our products within the international marketplace, upon receipt of necessary regulatory approvals. ZEU did not produce significant revenue for the years ended December 31, 2018 and 2017.

Products

We currently market and sell Zynex-manufactured products as well as distribute complimentary products and private labeled supplies for Zynex products, as indicated below:

Product Name	Description

Zynex Medical Products

NexWave	Dual Channel, multi-modality IFC, TENS, NMES Device

NeuroMove	Electromyography (EMG) triggered Electrical Stimulation Device

InWave	Electrical stimulation for treatment of female urinary incontinence

TENSWave	Dual Channel TENS Device

Private Labeled Supplies

Electrodes	Supplies, re-usable for delivery of electrical current to the body

Batteries	Supplies, for use in electrotherapy products

Distributed Complementary Products

Comfortrac	Cervical traction

JetStream	Hot/Cold therapy

LSO Back Braces	Lumbar support

Zynex Monitoring Solutions Products

Non-Invasive Blood Volume Monitor	Blood Volume Monitor

Product Uses

Pain Management and Control

Standard electrotherapy is a clinically proven and medically accepted alternative to manage acute and chronic pain. Electrical stimulation has been shown to reduce most types of local pain, such as tennis elbow, neck or lower back pain, arthritis, and others. The devices used to accomplish this are commonly described as the TENS family of devices. Electrotherapy is not known to have any negative side effects, a significant advantage over most pain relief medications. The benefits of electrotherapy can include: pain relief, increased blood flow, reduced edema, prevention of venous thrombosis, increased range-of-motion, prevention of muscle disuse atrophy, and reduced urinary incontinence.

Electrotherapy introduces an electrical current applied through surface electrodes. The electrical current “distorts” a pain signal on its way to the central nervous system and the brain, thus reducing the pain. Additionally, by applying higher levels of electricity, muscles contract and such contraction is believed to assist in the benefits mentioned above.

Numerous clinical studies have been published over several decades showing the effectiveness of IFC and TENS for pain relief. Zynex’s primary TENS device, the NexWave has received FDA 510(k) clearance. The NexWave is a digital IFC, TENS and NMES device that delivers pain-alleviating electrotherapy.

Stroke and Spinal Cord Injury Rehabilitation

Our proprietary NeuroMove product is a Class II medical device that has been cleared by the FDA for stroke and SCI rehabilitation. Stroke and SCI usually affect a survivor’s mobility, functionality, speech, and memory, and the NeuroMove is designed to help the survivor regain movement and functionality.

The NeuroMove product utilizes the relatively new science of “neuroplasticity” the process by which healthy parts of the brain learn to compensate and assume functions previously carried out by the damaged areas. To accomplish this task, the extraordinarily sensitive NeuroMove technology monitors muscle activity and detects brain signals that indicate, even without any visible movement, the brain’s effort to move a specific muscle or area of the body. Once the effort is detected, the NeuroMove induces actual movement through electrical stimulation, thus providing effective feedback to initiate relearning in the healthy part of the brain.

We believe the NeuroMove product is unique because its built-in microprocessor can recognize low-level attempts by muscles to contract and then “reward” such detection with electrical stimulation. We do not believe there are similar products in the stroke rehabilitation market. Some generic devices are being offered in international markets; however, we do not believe these products provide similar results with respect to stroke rehabilitation. When conscientiously using the NeuroMove product for three to twelve months, studies show that the majority of NeuroMove patients can re-establish the connection between the brain and impaired muscle and thus regain movement and functionality.  When movement and functionality are restored, the patient may experience increased mobility, increased productivity, an improved outlook, and a reduced risk of accidents, and may be able to engage in activities they were precluded from before using the NeuroMove. Sales of NeuroMove have not generated material revenue for years ended December 31, 2018 and 2017.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including and for general working capital purposes. We may also use a portion of the net proceeds to acquire or invest in businesses and products that are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share.

Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the board of directors, out of funds legally available. In the event of our liquidation, dissolution or winding-up the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001. The shares of preferred stock may be issued in series and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.  Issuances of preferred stock could dilute the voting power of common stockholders, adversely affect the voting power of common stockholders, adversely affect the likelihood that common stockholders will receive dividend payments on liquidation, and have the effect of delaying or preventing a change in shareholder and management control.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change in control of the Company.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

●	the title and stated or par value of the preferred stock;

●	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

●	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

●	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

●	the provisions for a sinking fund, if any, for the preferred stock;

●	any voting rights of the preferred stock;

●	the provisions for redemption, if applicable, of the preferred stock;

●	any listing of the preferred stock on any securities exchange;

●	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

●	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock;

●	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. The warrant agreement, together with the terms of the warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

●	the title of the warrants;

●	the aggregate number of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

●	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

●	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

●	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

●	the minimum or maximum amount of the warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	if appropriate, a discussion of Federal income tax consequences; and

●	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

●	the terms of the units and of any of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities

●	any delayed delivery arrangements

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, also known as an At-the-Market offering, or “ATM”, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Capital Market at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated balance sheet of Zynex, Inc. as of December 31, 2018 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, have been audited by Plante & Moran PLLC, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. The consolidated balance sheet of Zynex, Inc. as of December 31, 2017 and the related consolidated statements of income, stockholders’ equity, and cash flows for the year then ended, have been audited by EKS&H LLLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 26, 2019;

●	our Current Report on Form 8-K filed with the SEC on February 7, 2019;
●	the description of our common stock contained in the our Registration Statement on Form 8-A filed with the SEC on February 7, 2019 (File No. 001-38804), including any amendment or report filed for the purpose of updating such description; and

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at 9555 Maroon Cir., Englewood, CO 80112, phone number 303-703-4906.

Up to $50,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Piper Jaffray

October 29, 2019